Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on (i) Forms S-3 (Nos. 333-179812, 333-179813-01 and 333-179814-01) and (ii) S-8 (Nos. 333-172170, 333-172582, 333-172584, 333-172606 and 333-172808) of Kinder Morgan, Inc. (formerly known as Kinder Morgan Holdco LLC) of our report dated February 24, 2012 relating to the consolidated financial statements of Citrus Corp. and Subsidiaries, which appears in El Paso Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, which appears in this Current Report on Form 8 K of Kinder Morgan Inc. dated May 30, 2012.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 30, 2012